Exhibit 99.1

January 6, 2006

News Release

Source: EnXnet, Inc.

EnXnet, Inc. Is Granted Permission And Begins Trading On The Berlin Stock Exchange

Tulsa, OK - (BUSINESS WIRE) - January 6 , 2006 EnXnet, Inc., (OTCBB Symbol: EXNT) (German WKN# A0HMDW) is pleased to announce that they have been granted permission to trade on the Berlin Stock Exchange.

EnXnet is planning a worldwide awareness campaign, beginning with an extensive tour starting in Germany. Company representatives will then travel onto many other cities in Europe including but not limited to: Zurich, Geneva, Vienna, Paris, Brussels, Amsterdam and Stockholm to meet a diversified and comprehensive group of professionals. The tour will serve the purpose of introducing EXNT to the investment Community as well as to potentially expand on the business relationships already forged in the European Community.

Ryan Corley, CEO of EnXnet, Inc., stated, "Our decision to apply for listing and trade on the German Exchanges demonstrates our commitment to facilitate global access to our securities and improve market liquidity. We are looking to expand business opportunities in Western Europe."

EnXnet, Inc. is a company that has concentrated on finding and developing new technologies with great potential for making positive impacts in the multimedia environment. We are beginning active commercialization of our advanced products. Our distinctive products offer our clientele new methods to deter theft, improve listening and viewing experiences, and present information in useful interactive formats. These technologies and related products, while at the leading edge in their respective applications, provide affordable and useful solutions.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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EnXnet Inc., Tulsa
Ryan Corley, 918-592-0015
Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com
or
For Investor Relations:
Blue-Sky Solutions, LLC
Stephanie Soleas, 877-4-BLUE-IR
exnt@blueskyir.com